EXHIBIT 3.1.2

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED
OF
NORTH AMERICAN GALVANIZING & COATINGS, INC.,
a Delaware corporation

(pursuant to Sections 228 and 242 of the Delaware General Corporation Law)

North American Galvanizing & Coatings, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “Company”), through its duly authorized officers and by authority of its Board of Directors does hereby certify:

FIRST: That in accordance with the provisions of Section 242 of the Delaware General Corporation Law, the Board of Directors of the Company duly adopted resolutions setting forth a proposed amendment to the Restated Certificate of Incorporation, as amended, of the Company, declaring said amendment to be advisable and directing that said amendment be submitted to the stockholders of the Company for consideration thereof. The resolution setting forth the proposed amendment is as follows:

BE IT RESOLVED, that Article Fourth of the Restated Certificate of Incorporation, as amended, of the Company be and hereby is amended to read in its entirety as follows:

“FOURTH: the aggregate number of shares which the Corporation shall have authority to issue is Twenty-Five Million (25,000,000) shares of Common Stock of a par value of Ten Cents ($0.10) per share.”

SECOND: That thereafter, the holders of a majority of the outstanding shares of Common Stock of the Company (the single outstanding class of stock) gave their written consent in favor of the foregoing amendment in accordance with the provisions of Section 228 of the Delaware General Corporation Law.

THIRD: That the amendment of the Restated Certificate of Incorporation, as amended, herein certified has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

FOURTH: This Certificate of Amendment shall be made effective upon acceptance by the Delaware Secretary of State.

IN WITNESS WHEREOF, North American Galvanizing & Coatings, Inc. has caused this Certificate of Amendment to be signed by Beth Hood, its duly authorized Vice President, Corporate Secretary, Treasurer and Chief Financial Officer, this 2nd day of April, 2009.

/s/
Beth Hood
Vice President, Corporate Secretary, Treasurer and Chief Financial Officer